Exhibit 99.1

Company Contact:

Jim Stolze
Chief Financial Officer
314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland
415-896-6820

Media Contact:

EVC Group, Inc.
Steve DiMattia
646-201-5445

Stereotaxis Reports Fourth Quarter 2008 Financial Results

Revenue Up 18% Over Fourth Quarter 2007; Recurring Revenue of $3.4 Million

Quarterly Operating Expenses Continue to Decrease - Q4 Down 23% Year-over-Year

St. Louis, MO, February 26, 2009 —Stereotaxis, Inc. (NASDAQ: STXS) today reported its financial results for the fourth quarter ended December 31, 2008. Revenue for the fourth quarter of 2008 was $12.1 million, an increase of 18% over the fourth quarter of 2007. Stereotaxis recognized revenue on seven Niobe® Magnetic Navigation Systems and four Odyssey™ systems in the quarter. Revenue from sales of the Niobe and Odyssey systems totaled $8.7 million. Recurring revenue from disposables, services and accessories was $3.4 million. New orders in the fourth quarter for both Niobe and Odyssey systems were $11 million and backlog at December 31, 2008 totaled $69 million. The Company continued to drive cost efficiencies and lowered operating expenses to $14.6 million, which represented a 23% decline from the prior year’s fourth quarter and a 9.5% decline from the third quarter of 2008.

Michael P. Kaminski, President and Chief Executive Officer, commented, “Our fourth quarter results were in line with our preliminary announcement and reflected some very positive trends, including the increase in revenue, continued strength of gross margins and lower operating expenses. As a result, our operating loss declined by 48% compared to the fourth quarter of last year as we continuously move Stereotaxis toward breakeven.”

“The roll-out of the Thermocool irrigated catheter in Europe is proceeding well and the results have been very encouraging,” continued Mr. Kaminski. “The Thermocool catheter is currently in use at 29 sites in Europe and since its reintroduction in September, utilization in Europe has increased significantly. The procedures performed to date to treat complex arrhythmias have confirmed that the efficacy, efficiency and safety record of the irrigated catheter is unsurpassed in the industry and we believe its performance has the potential to set a new standard for EP labs. As we look to the year ahead, once the magnetic irrigated catheter is approved by the U.S. Food and Drug Administration, our goal is to generate market interest in the Niobe system and resulting order momentum matching what we have achieved in Europe.”

“Cash and cash equivalents totaled $30 million at the end of the year. Included in this total was $19 million in net proceeds from the additional equity that we raised in December 2008. We believe increased acceptance of our Niobe platform and Odyssey, along with our reduced expense structure and our balance sheet strength and flexibility, will position Stereotaxis to grow revenue and achieve much improved bottom-line results in 2009,” concluded Mr. Kaminski.

Fourth Quarter and Full Year 2008 Financial Performance

Gross margin for the quarter was $8.2 million, or 68% of revenue, compared with $6.5 million, or 64% of revenue in the fourth quarter of 2007. Fourth quarter operating expenses decreased 23% to $14.6 million, compared to $18.9 million in the fourth quarter of 2007.

The Company reported a net loss for the fourth quarter of 2008 of $7.5 million, or $(0.20) per share. This compares to a net loss of $12.2 million, or $(0.34) per share, in the fourth quarter of 2007. The weighted average shares for the recent fourth quarter were 36.7 million compared with 36.3 million in the fourth quarter of last year.

For the full year 2008, revenue totaled $40.4 million compared with revenue of $39.3 million for 2007. The Company reported a net loss of $43.9 million for 2008 compared with a net loss of $48.1 million for 2007. On a per share basis, the net loss in 2008 represented $(1.20) compared with $(1.34) in 2007.

Cash used in operations was $3.4 million for the fourth quarter of 2008, and cash and investments at December 31, 2008 totaled $30.4 million, compared to $23.7 million at December 31, 2007.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Standard Time today to discuss its financial results for the fourth quarter. To access the conference call, please dial (800) 240-2134. International participants can call (303) 275-2170. An audio replay of the call will be available for seven days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11125670#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=55849

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis system is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe, Canada and elsewhere.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, the effect of global credit and economic conditions on the ability and willingness of customers to purchase our systems, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenue
System	$8,743,693	$7,638,750	$28,375,880	$30,118,627
Disposables, service and accessories	3,382,791	2,616,113	11,989,293	9,180,182
Total revenue	12,126,484	10,254,863	40,365,173	39,298,809

Cost of revenue
System	3,233,985	2,954,061	12,008,090	10,978,108
Disposables, service and accessories	693,558	764,897	2,169,700	2,497,459
Inventory impairment	-	-	-	1,870,653
Total cost of revenue	3,927,543	3,718,958	14,177,790	15,346,220

Gross margin	8,198,941	6,535,905	26,187,383	23,952,589
Operating expenses:
Research and development	3,561,488	5,996,138	17,422,828	25,471,809
Sales and marketing	5,363,663	8,287,708	28,660,663	29,021,117
General and administration	5,663,051	4,589,694	21,121,164	18,701,726
Total operating expenses	14,588,202	18,873,540	67,204,655	73,194,652
Operating loss	(6,389,261)	(12,337,635)	(41,017,272)	(49,242,063)
Interest income	29,205	258,859	194,870	1,471,503
Interest expense	(1,131,965)	(134,455)	(3,063,572)	(350,954)
Net loss	$(7,492,021)	$(12,213,231)	$(43,885,974)	$(48,121,514)

Net loss per common share:
Basic and diluted	$(0.20)	$(0.34)	$(1.20)	$(1.34)

Weighted average shares used in computing net loss per common share:
Basic and diluted	36,714,618	36,331,376	36,585,086	35,793,973

STEREOTAXIS, INC.
BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$30,355,657	$17,022,200
Short-term investments		6,634,178
Accounts receivable, net of allowance of $328,307 and $189,040 in 2008 and 2007, respectively	9,739,008	13,757,270
Current portion of long-term receivables	197,351	136,430
Inventories	8,086,956	9,964,460
Prepaid expenses and other current assets	2,966,510	3,421,202
Total current assets	51,345,482	50,935,740
Property and equipment, net	6,420,600	7,011,763
Intangible assets	1,277,778	1,411,111
Long-term Receivables	298,123	272,859
Other assets	98,382	844,321
Total assets	$59,440,365	$60,475,794

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$666,667	$972,222
Accounts payable	4,561,928	7,349,426
Accrued liabilities	9,873,818	11,913,418
Deferred contract revenue	9,676,339	8,774,958
Total current liabilities	24,778,752	29,010,024

Long term debt, less current maturities	28,506,371	6,000,000
Long term deferred contract revenue	1,225,656	942,573
Other liabilities	158,905	328,790

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2008 and 2007; none outstanding at 2008 and 2007	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at 2008 and 2007; 42,049,792 and 37,132,529 issued at 2008 and 2007, respectively	42,050	37,133
Additional paid-in capital	300,892,957	276,433,662
Treasury stock, 40,151 shares at 2008 and 2007	(205,999)	(205,999)
Accumulated deficit	(295,958,327)	(252,072,353)
Accumulated other comprehensive gain	-	1,964
Total stockholders' equity	4,770,681	24,194,407
Total liabilities and stockholders' equity	$59,440,365	$60,475,794

Note: Long-term debt includes $13,235,000 of working capital facility which is assumed to be extended through March 31, 2010.